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                                                                    Exhibit (12)

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]




                              [Form of Tax Opinion]

April __, 2002

Boards of Trustees
Munder Framlington Global Financial Services Fund
   The Munder Framlington Funds Trust
Munder Large-Cap Value Fund
   The Munder Funds Trust
480 Pierce Street
Birmingham, MI 48009


Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the Munder Framlington Global Financial Services Fund ("Target"), a separate series of The Munder Framlington Funds Trust, to the holders of the shares of beneficial interest (the "shares") of Target ("Target Shareholders"), and to the Munder Large-Cap Value Fund ("Acquiring Fund"), a separate series of The Munder Funds Trust, in connection with the proposed transfer of all or substantially all of the properties of Target to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund (the "Acquiring Fund Shares"), followed by the distribution of such Acquiring Fund Shares received by Target in complete liquidation and termination of Target (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of November 13, 2001 between The Munder Framlington Funds Trust, on behalf of Target, and The Munder Funds Trust, on behalf of Acquiring Fund.

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14 filed by The Munder Framlington Funds Trust. on December 21, 2001 with the Securities and Exchange Commission, (3) the related combined Proxy Statement and Prospectus to be dated January 25, 2002 ("Proxy Statement/Prospectus"), (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from The Munder Funds Trust on behalf of Acquiring Fund, (5) the facts and representations contained in the letter

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Boards of Trustees
April ____, 2002
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dated on or about the date hereof addressed to us from The Munder Framlington
Funds Trust on behalf of Target, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan, the Proxy Statement/Prospectus, and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Fund of all or substantially all of the properties of Target in exchange solely for Acquiring Fund Shares followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of all or substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that Target's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares.

4. The basis to Acquiring Fund of the properties of Target received by Acquiring Fund in the Reorganization will be the same as the basis of those properties in the hands of Target immediately before the exchange.

5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment

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Boards of Trustees
April ____, 2002
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     activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6. Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Our opinion as expressed herein, is solely for the benefit of Target, Target Shareholders, and Acquiring Fund, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or relied upon by any other person.

Very truly yours,